UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 10, 2016

Amtech Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 967-5146
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_____________________________________________________________________________________________

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2016, Amtech Systems, Inc. (the “Company”), following the recommendation by the Compensation and Stock Options Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and approval by the Board, entered into a Fifth Amendment to Employment Agreement (the “Fifth Amendment”) with Fokko Pentinga, the Company’s President and Chief Executive Officer, to be effective as of October 1, 2016. Pursuant to the Fifth Amendment, Mr. Pentinga agreed to a voluntary reduction in his annual base salary from US$407,000 to US$325,600. In addition, the Fifth Amendment clarifies that the level of base salary to be used for purposes of calculating severance or termination payments would, in any event, be not less than US$407,000 per annum. The Fifth Amendment provides that Mr. Pentinga’s base salary may be restored by him in his sole discretion at any time upon giving written notice to the Committee.

The foregoing description of the Fifth Amendment is only a summary and does not purport to be a complete description of the terms and conditions under the Fifth Amendment, and such description is qualified in its entirety by reference to the full text of the Fifth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On November 10, 2016, Robert T. Hass, the Company’s Vice President and Interim Chief Financial Officer, was appointed by the Board to serve as the Vice President – Chief Financial Officer, Treasurer and Secretary of the Company. In connection with Mr. Hass’ appointment, following the recommendation by the Committee and approval by the Board, on November 15, 2016, the Company and Mr. Hass entered into an Employment Letter (the “Employment Letter”) amending his terms of employment, pursuant to which Mr. Hass will (i) be paid an annual base salary of $225,000, retroactive to August 3, 2016; (ii) receive an annual automobile allowance of $7,000; (iii) receive an option to purchase 10,000 shares of common stock of the Company, to vest in equal, annual amounts over four years; and (iv) be permitted to participate in the Company’s executive bonus program and all of the Company’s other employee benefits programs, including, without limitation, the Company’s healthcare, 401(k), sick leave, vacation, and holiday programs. In addition, the Employment Letter clarifies that, in the event Mr. Hass is involuntarily terminated without a change of control of the Company, the level of base salary to be used for purposes of calculating severance will be equal to the greater of one year of his base salary or $225,000.

Also in connection with Mr. Hass’ appointment, following the recommendation by the Committee and approval by the Board, on November 10, 2016, the Company and Mr. Hass entered into a Change of Control and Severance Agreement (the “Severance Agreement”) on substantially the same terms and conditions as the previously disclosed Change of Control and Severance Agreement between Mr. Hass and the Company that terminated on June 30, 2013. Pursuant to the Severance Agreement, in the event Mr. Hass is terminated either (i) by the Company without Cause (as defined in the Severance Agreement) during a Pending Change of Control (as defined in the Severance Agreement) or within one year following a Change of Control (as defined in the Severance Agreement), or (ii) by Mr. Hass for Good Reason (as defined in the Severance Agreement) following the occurrence of a Change of Control, then Mr. Hass shall be entitled to receive from the Company (i) a cash lump sum equal to Mr. Hass’ base salary in effect on the termination date; (ii) a cash lump sum equal to the amount of accrued but unpaid Incentive Compensation (as defined in the Severance Agreement) earned by Mr. Hass, which amount shall be prorated based upon the portion of the fiscal year worked; and (iii) full vesting of Mr. Hass’ outstanding stock options and restricted stock grants. If Mr. Hass is terminated under any other circumstances and without Cause, the Severance Agreement provides that Mr. Hass will be entitled to severance pay equal to the greater of one year of his base salary or $225,000. If Mr. Hass is terminated for Cause, however, he will not be entitled to receive any severance payment.

The foregoing descriptions of the Employment Letter and Severance Agreement are only summaries and do not purport to be complete descriptions of the terms and conditions under the Employment Letter or Severance Agreement, and such descriptions are qualified in their entirety by reference to the full text of the Employment Letter and Severance Agreement, copies of which are attached hereto as Exhibits 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
10.1	Fifth Amendment to Employment Agreement, dated November 10, 2016, between Amtech Systems, Inc. and Fokko Pentinga
10.2	Terms of Employment for Robert T. Hass, dated November 10, 2016, between Amtech Systems, Inc. and Robert T. Hass
10.3	Change of Control and Severance Agreement, dated November 10, 2016, between Amtech Systems, Inc. and Robert T. Hass

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: November 16, 2016	By: /s/ Robert T. Hass
Name: Robert T. Hass
Title: Vice President – CFO, Treasurer

Exhibit Index

Exhibit Number	Description
10.1	Fifth Amendment to Employment Agreement, dated November 10, 2016, between Amtech Systems, Inc. and Fokko Pentinga
10.2	Terms of Employment for Robert T. Hass, dated November 10, 2016, between Amtech Systems, Inc. and Robert T. Hass
10.3	Change of Control and Severance Agreement, dated November 10, 2016, between Amtech Systems, Inc. and Robert T. Hass